UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 29, 2016

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33805	26-0354783
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)
212-790-0000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On September 29, 2016, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain executive managing directors, including Daniel S. Och (the “EMD Purchasers”) of Och-Ziff Capital Management Group LLC (the “Company”), pursuant to which the EMD Purchasers have agreed to purchase Class A Cumulative Preferred Units in each of OZ Management LP, OZ Advisors LP and OZ Advisors II LP (each, a subsidiary of the Company and an “Operating Group Entity”) in an aggregate amount of up to $400 million (the “Preferred Units”). Daniel S. Och, the Chief Executive Officer and Chairman of the Board of Directors of the Company, will purchase up to approximately $349 million of the Preferred Units, and the remaining EMD Purchasers will purchase up to approximately $51 million of the Preferred Units. The Preferred Units will be a new class of non-voting preferred equity interests in the Operating Group Entities. The Preferred Units will have an aggregate liquidation preference of $1,000, plus accrued and unpaid distributions. Subject to certain exceptions, unless distributions on the Preferred Units are declared and paid in cash for the then current distribution period and all preceding periods after the initial closing, the Operating Group Entities may not declare or pay distributions on or repurchase any of their equity securities that rank equal with or junior to the Preferred Units.
The proceeds from the Preferred Units are expected to be used to fund payments in connection with the settlement of the U.S. Securities and Exchange Commission (the “SEC”) and the U.S. Department of Justice (the “DOJ”) investigations previously announced by the Company, and the remainder to be used for working capital and general corporate purposes. The sale of $250 million of Preferred Units is expected to close on October 5, 2016 (the “initial closing”) with the remainder expected to close in January 2017 (the “subsequent closing” and, together with the initial closing, the “closings”). Certain EMD Purchasers expect to fund the subsequent closing with the proceeds of redemption(s) from one or more investment vehicles managed by affiliates of the Company (each, an “Och-Ziff fund”) in which such EMD Purchaser is an investor. The subsequent closing is expected to occur after January 1, 2017 on the fifth calendar day (or if such day is not a business day, the next business day) following the date that each EMD Purchaser receives proceeds from such redemption(s), provided that that the closing must occur on or prior to January 31, 2017. The closings are subject to the satisfaction of certain conditions, including the absence of a material adverse change, the absence of a default or an event of default with respect to the Company’s material agreements and instruments, the receipt by the EMD Purchasers of redemption proceeds from one or more Och-Ziff funds sufficient to purchase the Preferred Units in the subsequent closing, and certain other conditions.
Pursuant to the terms of the Purchase Agreement, distributions on the Preferred Units will be payable on the liquidation preference amount on a cumulative basis at an initial distribution rate of 0% per annum until February 19, 2020 (the “Step Up Date”), after which the distribution rate will increase in stages thereafter to a maximum of 10% per annum on and after the eighth anniversary of the Step Up Date. In addition, following the occurrence of a change of control event, the Operating Group Entities will redeem the Preferred Units as a redemption price equal to the liquidation preference plus all accumulated but unpaid distributions (collectively, the “liquidation value”). For so long as the Operating Group Entities do not redeem all of the outstanding Preferred Units, the distribution rate will increase by 7.00% per annum, beginning on the 31st day following such event. Pursuant to the terms of the Preferred Units, the Operating Group Entities will not be required to effect such redemption until the earlier of (i) 91 days after the maturity date of the Company’s revolving credit facility and (ii) the payment in full of all loans and other obligations and the termination of all commitments thereunder.
The Operating Group Entities may, at their option, redeem the Preferred Units at a price equal to: (i) 105% of the liquidation value until the day immediately prior to the Step Up Date, (ii) 103% of the liquidation value thereafter until the day immediately prior to the first anniversary of the Step Up Date; (iii) 101% of the liquidation value thereafter until the day immediately prior to the second anniversary of the Step Up Date; and (iv) thereafter at a price equal to the liquidation value. In addition, from and after March 31, 2020, if the amounts that were distributed to partners of the Operating Group Entities in respect of their equity interests in the Operating Group Entities (other than amounts distributed in respect of tax distributions or certain other distributions) or utilized for repurchase of units by such entities (or which were available but not used for such purposes) for the immediately preceding fiscal year were in excess of $100 million in the aggregate, then an amount equal to 20% of such excess shall be utilized to redeem Preferred Units on a pro rata basis for an amount equal to the liquidation value. Furthermore, if the average closing price of the Company’s Class A Shares exceeds $15 per share for the previous 20 trading days from and after the initial closing date, the Operating Group Entities have agreed to use their reasonable best efforts to redeem all of the outstanding Preferred Units as promptly as practicable. If such event occurs prior to February 19, 2020, the Company has agreed to use its reasonable best efforts to obtain consents from its lenders in order to redeem the Preferred Units as promptly as practicable.
The Preferred Units do not have voting rights, except that the consent of the “Holders’ Committee,” which will consist of Daniel S. Och as sole member initially and additional or replacement members, as determined by the holders of a majority of the Preferred Units then outstanding, is required to effect (i) any amendment to or waiver of the terms of the Preferred Units; or (ii) any amendment to the limited partnership agreement of an Operating Group Entity that would have an adverse effect on any holder of the Preferred Units.
Under the terms of the Preferred Units, each Operating Group Entity is prohibited from issuing any equity securities in such Operating Group Entity (or any debt or other securities convertible into equity securities of such Operating Group Entity) the terms of which expressly provide that such securities shall rank equally with, or senior to, the Class A Preferred Units, without the prior written consent of the Holders’ Committee.
Under the terms of the Preferred Units, the Operating Group Entities, their respective subsidiaries, the other subsidiaries of the Company and the Och-Ziff funds are, subject to limited exceptions, prohibited from issuing to any individual who is a “Named Executive Officer” of the Company or the related parties of such “Named Executive Officer” (other than Daniel S. Och and his related parties) (collectively, the “Designated Officers”) or, in the event that the Company is not required to file reports with the Securities and Exchange Commission, any individual who would have been a Designated Officer if the Company was required to file such reports, new equity interests in any of the Operating Group Entities (“New NEO Units”) or make any distributions in respect of such New NEO Units, unless (i) so long as the Company’s common shares are traded on the New York Stock Exchange or another nationally recognized stock exchange, the issuance of such New NEO Units is approved by the Company’s compensation committee; and (ii) to the extent the Company’s common shares are not traded on the New York Stock Exchange or another nationally recognized stock exchange, with the prior written consent of the Holders’ Committee.
Under the terms of the Preferred Units, the Company, the Operating Group Entities, their respective subsidiaries and the Och-Ziff funds are also prohibited from any transaction with any Designated Officer, any holder of at least 10% of the outstanding equity of the Company, the Operating Group Entities, their respective subsidiaries or their respective affiliates (other than Daniel S. Och or his related parties) other than transactions in the ordinary course of business with any person (other than a Designated Officer) relating to such person’s service to any Operating Group Entity or consistent with past practice as of the date of the initial closing, including in connection with granting any direct or indirect carry or capital interest in the Och-Ziff funds to such Person, which matters shall be determined by the Company’s board of directors or compensation committee. Without the consent of the Holders’ Committee, the Operating Group Entities, their respective subsidiaries and the other subsidiaries of the Company also may not, subject to limited exceptions, sell or otherwise dispose of any businesses, business lines or divisions (including the Operating Group Entities’ respective multi-strategy, credit and real estate business) or any significant assets thereof.
Subject to limited exceptions, the Preferred Units may not be sold or otherwise transferred without the consent of the Holders’ Committee and, in the case of a holder other than Daniel S. Och or his related parties, the general partner of the applicable Operating Group Entity. If a holder receives an offer for the sale of any or all of such holder’s Preferred Units, such holder must first offer the Preferred Units to Daniel S. Och and his related parties. If Daniel S. Och and his related parties decline the offer, the holder must then offer the Preferred Units to the general partner of the applicable Operating Group Entity on behalf of the applicable Operating Group Entity. If such general partner declines the offer, the holder will have the right to sell the Preferred Units to the original offeror.
Pursuant to the Purchase Agreement, the Company agreed to reimburse Daniel S. Och and his related entities for their reasonable out-of-pocket legal fees and expenses incurred in connection with the negotiation and execution of the transactions contemplated thereby. In addition, subject to limited exceptions, the Company and the Operating Group Entities have also agreed to indemnify the EMD Purchasers and their respective related parties for any claims related to the SEC and DOJ investigations, the settlements of such investigations or the issuance of the Preferred Units. Subject to limited exceptions, the Purchase Agreement also provides for the release of all claims against any of the EMD

Purchasers and their respective related parties by the Company, the Operating Group Entities and their respective related parties related to the SEC and DOJ investigations or the settlements of such investigations.
The Purchase Agreement and the terms of the Preferred Units were approved by the Company’s board of directors upon the recommendation of a special committee of the Company’s board of directors composed entirely of independent directors.
The sale of the Preferred Units will be effected in a private transaction exempt from registration under Section 4(a)(2) of the Securities Act.
The foregoing description of the Purchase Agreement and the Preferred Units and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1, and the form of Unit Designation of the Preferences and Relative, Participating, Optional, and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units, a copy of which is attached hereto as Exhibit 4.1, each of which is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
4.1	Form of Unit Designation of the Preferences and Relative, Participating, Optional, and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units (included in Exhibit 10.1 hereto)
10.1	Securities Purchase Agreement, dated September 29, 2016, by and among OZ Management LP, OZ Advisors LP, OZ Advisors II LP and the Purchasers party thereto

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC
(Registrant)

By:	/s/ Joel M. Frank
Joel M. Frank
Chief Financial Officer and Executive Managing Director
September 29, 2016

Exhibit Index

Exhibit No.	Description
4.1	Form of Unit Designation of the Preferences and Relative, Participating, Optional, and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units (included in Exhibit 10.1 hereto)
10.1	Securities Purchase Agreement, dated September 29, 2016, by and among OZ Management LP, OZ Advisors LP, OZ Advisors II LP and the Purchasers party thereto